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 FORM 3
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
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549                                                       OMB APPROVAL
                                                                                                 OMB NUMBER: 3235-0104
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                              EXPIRES: SEPTEMBER 30, 1998
                                                                                                 ESTIMATED AVERAGE BURDEN
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,                      HOURS PER RESPONSE ... 0.5
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940
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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    Republic Industries, Inc.                 Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              Republic Services, Inc.   RSG     (Month/Day/Year)
     (Last)     (First)     (Middle)          6/30/98                    ----------------------------------         7/7/98
    110 S.E. 6th Street                    ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. IRS Identification            Person to Issuer                 7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
    Ft. Lauderdale, FL         33301          Person, if an Entity             Director     X    10% Owner      applicable line)
----------------------------------------      (Voluntary)                -----            -----                X    Form filed by
      (City)      (State)      (Zip)          73-1105145                       Officer           Other       -----  One Reporting
                                           ----------------------------  ----- (give      -----  (specify           Person
                                                                               title below)      below)             Form filed by
                                                                                                             -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
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Class A Common Stock                                  16,474,417                      D
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Class B Common Stock                                  95,688,083                      D
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*If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                   (Print or Type Responses)
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect
                                 Exercis-  tion             Title        Number                     (I)
                                 able      Date                          of Shares                  (Instr.
                                                                                                    5)
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Explanation of Responses:


                                                                                Republic Industries, Inc.

                                                                                By:  /s/ H. Wayne Huizenga              07/08/98
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   ----------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person      Date

Note. File three copies of this form, one of which must be manually signed.            H. Wayne Huizenga
  If space provided is insufficient, See Instruction 6 for procedure.                  Chairman & Co-CEO

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                     (Print or Type Responses)
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